Exhibit 99.2

PROSENSA HOLDING N.V.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

		Three months ended September 30,		Nine months ended September 30,
	Note	2014	2013	2014	2013
			€ (‘000 except per share data)
License revenue	16	—	1,319	14,695	4,012
Collaboration revenue		—	1,060	60	2,751

Total revenue		—	2,379	14,755	6,763
Other income	17	250	186	702	220
Research and development expense	18	(8,395)	(4,919)	(19,191)	(13,528)
General and administrative expense	19	(2,403)	(1,939)	(7,554)	(5,808)
Other gains - net		26	11	122	19

Operating loss		(10,522)	(4,282)	(11,166)	(12,334)
Finance income		177	166	633	458
Finance costs		(304)	(177)	(787)	(576)

Finance cost – net		(127)	(11)	(154)	(118)

Net loss		(10,649)	(4,293)	(11,320)	(12,452)

Other comprehensive income		—	—	—	—

Total comprehensive loss*		(10,649)	(4,293)	(11,320)	(12,452)

Loss per share from operations attributable to the equity holders of the Company during the period (in € per share)
Basic and diluted loss per share	21	(0.29)	(0.12)	(0.31)	(0.40)

*	Total comprehensive loss is fully attributable to equity holders of the Company

The notes are an integral part of these condensed consolidated financial statements.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

€ (‘000)	Note	As of September 30, 2014	As of December 31, 2013
Assets
Non-current assets
Leasehold improvements and equipment	7	1,963	2,177
Intangible assets	8	1,146	758
Other financial assets	9	89	289

Total non-current assets		3,198	3,224
Current assets
Trade and other receivables	10	3,493	4,403
Prepayments	11	1,686	931
Cash and cash equivalents	12	61,984	82,232

Total current assets		67,163	87,566

Total assets		70,361	90,790

Equity and liabilities
Equity attributable to owners of the parent
Share capital		361	359
Share premium		119,455	119,222
Other reserves		3,493	2,123
Accumulated deficit		(58,494)	(41,890)
Unappropriated earnings		(11,320)	(16,604)

Total equity	13	53,495	63,210
Liabilities
Non-current liabilities
Borrowings – non-current portion	15	8,577	7,630
Derivative financial instruments	15	61	22
Deferred revenue/income	16	84	10,852

Total non-current liabilities		8,722	18,504
Current liabilities
Borrowings – current portion	15	—	191
Derivative financial instruments	15	—	8
Trade and other payables	14	8,063	5,150
Deferred revenue/income	16	81	3,727

Total current liabilities		8,144	9,076
Total liabilities		16,866	27,580

Total equity and liabilities		70,361	90,790

The notes are an integral part of these condensed consolidated financial statements.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (UNAUDITED)

€ (‘000)	Common Share capital	Class O Share capital	Class A Share capital	Class B Share capital	Total Share capital	Share premium	Other reserves	Accumulated deficit	Unappropriated earnings	Total equity
Balance at January 1, 2014	359	—	—	—	359	119,222	2,123	(41,890)	(16,604)	63,210
Net loss	—	—	—	—	—	—	—	—	(11,320)	(11,320)
Appropriation of result	—	—	—	—	—	—	—	(16,604)	16,604	—
Share-based payments	—	—	—	—	—	—	1,370	—	—	1,370
Proceeds from shares issued	2	—	—	—	2	233	—	—	—	235

Balance at September 30, 2014	361	—	—	—	361	119,455	3,493	(58,494)	(11,320)	53,495

Balance at January 1, 2013	35	7	74	174	290	56,118	1,056	(31,998)	(9,892)	15,574
Net loss	—	—	—	—	—	—	—	—	(12,452)	(12,452)
Appropriation of result	—	—	—	—	—	—	—	(9,892)	9,892	—
Share-based payments	—	—	—	—	—	—	692	—	—	692
Proceeds from shares issued	69	—	—	—	69	63,958	—	—	—	64,027
Share issuance cost	—	—	—	—	—	(897)	—	—	—	(897)
Conversion preference shares	255	(7)	(74)	(174)	—	—	—	—	—	—

Balance at September 30, 2013	359	—	—	—	359	119,179	1,748	(41,890)	(12,452)	66,944

The notes are an integral part of these condensed consolidated financial statements.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

		Nine months ended September 30,
€ (‘000)	Note	2014	2013
Cash flows from operating activities
Net loss		(11,320)	(12,452)
Adjustments for:
- Amortization/depreciation	7,8	968	917
- Costs employee share option plan	20	1,370	692
- Reversal finance income, net		101	118
- Changes in the fair value of derivatives		(30)	(15)
- Changes in trade and other receivables	10	868	(2,916)
- Changes in prepayments	11	(755)	(1,179)
- Changes in trade and other payables	14	2,727	953
- Currency effect (outstanding) receivables and payables		120	(31)
- Changes in deferred revenue	16	(14,415)	(4,012)

		(20,366)	(17,925)
Interest received		588	666
Interest paid		(15)	(30)

Net cash used in operating activities		(19,793)	(17,289)
Cash flows from investing activities
Purchases of tangible fixed assets	7	(491)	(359)
Purchases of intangible assets	8	(465)	(37)
Decrease of other financial assets	9	200	—

Net cash used in investing activities		(756)	(396)
Cash flows from financing activities
Proceeds from issuance of share capital	13	235	64,027
Issuance cost deducted from share premium	13	—	(897)
Proceeds from borrowings	15	600	702
Redemption financial lease	15	(91)	(125)
Repayments of borrowings	15	(400)	(75)

Net cash generated from financing activities		344	63,632
Net (decrease)/increase in cash and cash equivalents		(20,205)	45,947
Currency effect cash and cash equivalents		(43)	29
Cash and cash equivalents at beginning of the period		82,232	40,738

Cash and cash equivalents at end of the period	12	61,984	86,714

Restricted cash	9	—	500

The notes are an integral part of these condensed consolidated financial statements.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. General information

The activities of Prosensa Holding N.V. and its subsidiaries (together, “the Company”) primarily consist of developing innovative, RNA-based therapeutics for the treatment of genetic disorders.

Since July 3, 2013, the Company’s ordinary shares have been listed under the ticker symbol “RNA” in the United States on the NASDAQ Global Select Market.

Effective January 12, 2014, GlaxoSmithKline (GSK) and the Company mutually agreed to terminate the Research and Development Collaboration and License agreement (the research and collaboration agreement) entered into on October 6, 2009. As of the effective date, the Company regained all rights for the development and commercialization of drisapersen, PRO044 and other applicable compounds in its Duchenne muscular dystrophy (“DMD”) portfolio.

The Company is incorporated and domiciled in the Netherlands. The address of its registered office is J.H. Oortweg 21, Leiden. Prosensa Holding N.V. is the ultimate parent of the following group of entities:

1.	Prosensa Therapeutics B.V. (100%);

2.	Prosensa Technologies B.V. (100%);

3.	Polybiotics B.V. (100%); and

4.	Prosensa Inc. (100%)

The Management Board approved these condensed consolidated financial statements for issuance on November 17, 2014.

2. Summary of significant accounting policies

2.1 Basis of preparation

The condensed consolidated financial statements of the Company were prepared in accordance with International Financial Reporting Standards (IFRS) for interim financial information (IAS 34). Certain information and disclosures normally included in the consolidated financial statements prepared in accordance with IFRS have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2013 and accompanying notes included in the Form 20-F filed with the Securities & Exchange Commission (the Company’s annual consolidated financial statements or financial statements), which have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (IASB).

The principal accounting policies applied in the preparation of these condensed consolidated financial statements have been consistently applied to all the periods presented, unless otherwise stated, and are consistent with those of the Company annual consolidated financial statement.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to these condensed consolidated financials, are disclosed in note 4.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.2 Convertible notes

Convertible notes that can be converted into share capital at the option of the holder (see note 15) are accounted for as compound financial instruments comprised of the notes and a conversion option. If the number of shares to be issued upon conversion varies with changes in the fair value of the underlying shares, the conversion option is classified as a financial liability. The conversion option is recognized initially at fair value (see note 3.2) and is re-measured at each reporting date with changes recognized in the consolidated statement of comprehensive income. The notes are initially recognized at fair value and are subsequently measured at amortized cost. Any difference between the proceeds of the convertible notes issuance (net of transaction costs) and the redemption value is recognized in the income statement over the term of the notes using the effective interest method.

2.3 Changes in accounting policy and disclosures

The accounting policies adopted are consistent with those discussed in the Company’s annual consolidated financial statements, except as described below:

(a) New and amended standards adopted by the Company

The following standards and amendments to standards became effective for annual periods on January 1, 2014, and have been adopted by the Company in the preparation of the condensed consolidated financial statements:

•	Amendment to IAS 36 Impairment of Assets

•	Amendment to IAS 39 Financial Instruments

•	IFRIC 21 Levies

The adoption of these new standards and amendments to standards had an immaterial effect on the Company’s financial position and results of operations in the periods presented.

(b) New standards and interpretations not yet adopted by the Company

IFRS 15 “Revenue from contracts with customers” is effective as from January 1, 2017 with a retrospective effect and could have a significant effect on the consolidated financial statements of the Company. The Company has not early adopted IFRS 15 and has yet to assess IFRS 15’s full impact. IFRS 9 “Financial Instruments” published in July 2014 is effective as from January 1, 2018 with early adoption permitted. The Company has not early adopted IFRS 9 and has yet to assess IFRS 9’s full impact. There are no other standards which are currently available for early adoption which are expected to have a significant effect on the condensed consolidated financial statements of the Company.

3. Financial risk management

3.1 Financial risk factors

The Company’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk.

The condensed consolidated financial statements do not include all financial risk management information and disclosures required in the annual consolidated financial statements and should be read in conjunction with the Company’s annual consolidated financial statements for the period ended December 31, 2013.

There have been no changes in the financial management team that is responsible for financial risk management or in the Company’s financial risk management policies since December 31, 2013.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Liquidity risk

The following table sets forth the Company’s financial liabilities based on the remaining period at the balance sheet date to the contractual maturity date. Derivative financial liabilities are included in the analysis if their contractual maturities are essential for an understanding of the timing of the cash flows. The amounts disclosed in the table are the contractual undiscounted cash flows.

€ (‘000)	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Undefined
At September 30, 2014
Borrowings	—	1,168	—	—	7,331
Finance lease liabilities	—	—	—	—	—
Trade and other payables	8,063	—	—	—	—

Total	8,063	1,168	—	—	7,331

At December 31, 2013
Borrowings	100	100	200	—	7,792
Finance lease liabilities	91	—	—	—	—
Derivative financial instruments (interest rate swap)	8	8	14	—	—
Trade and other payables	5,150	—	—	—	—

Total	5,349	108	214	—	7,792

3.2 Fair value estimation

The Company has issued convertible notes to CureDuchenne that are accounted for as compound financial instruments with a conversion option measured at fair value. The different fair value levels have been defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (Level 2).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (Level 3).

The fair value of the conversion option upon initial recognition and as of September 30, 2014 has been determined using a decision tree/cumulative probabilities option pricing model. Key inputs to the option pricing model included Level 2 and Level 3 fair value hierarchy inputs and the fair value of the option is classified as Level 3. Changes in fair value are analyzed by the Company at each reporting date. As of September 30, 2014 the change in fair value of the conversion option was nil.

The Company had entered into a floating-to-fixed interest rate swap to reduce the impact of volatility in changes to interest rates. During the nine month period ended September 30, 2014, the interest rate swap was settled. The determined fair value of the interest rate swap was the impact between a fixed interest rate of 4.15% and the estimated interest rate at measurement date for the remaining period of the instrument discounted over time. The estimated interest rate and discount rates were Level 2 fair value hierarchy inputs. As of September 30, 2014 and 2013, the change in fair value of the interest rate swap which was recorded through the condensed consolidated statement of comprehensive income amounted to €3 thousand gain and €15 thousand gain, respectively. Until its settlement the interest rate swap was recorded as both a non-current and current liability in the condensed consolidated balance sheet.

The carrying amount of the Company’s financial assets and financial liabilities is a reasonable approximation of their fair value.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The preparation of financial statements in conformity with IFRS requires the Company to make estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses in the condensed consolidated financial statements. Actual results could differ materially from those estimates and assumptions.

The preparation of financial statements in conformity with IFRS also requires the Company to exercise judgment in applying accounting policies. Critical judgments in the application of the Company’s accounting policies and the key sources of estimation of uncertainty were the same as those applied to the Company’s annual consolidated financial statements.

The condensed consolidated financial statements do not include all disclosures for critical accounting estimates and judgments that are required in the annual consolidated financial statements and should be read in conjunction with the Company’s annual consolidated financial statements for the period ended December 31, 2013.

On June 3, 2014, the Company announced that following feedback from the U.S. Food and Drug Administration (FDA), the Company will pursue a New Drug Application (NDA) filing for drisapersen with the FDA, under an accelerated approval pathway based on existing data. On October 10, 2014, the Company commenced the submission of a NDA for drisapersen under a rolling submission with the FDA, under an accelerated approval pathway based on existing data. In addition, the Company intends to file for conditional approval in Europe.

The outcomes of these filings may have a material impact on the Company’s further development of drisapersen and other DMD compounds. A negative outcome of the regulatory approval process could alter the Company’s development plans and costs, and potentially impact the following accounts in the Company’s consolidated financial statements.

Borrowings

Certain loans from patient organizations have no fixed redemption schemes, and repayment is due when certain predetermined milestones are met. As of September 30, 2014, the Company recorded €7.5 million of such loans with no fixed redemption schemes. As of September 30, 2014, the maturity dates of the borrowings have been assessed resulting in no material changes to the maturity dates.

Valuation of convertible notes

To determine the fair value of the conversion feature of the convertible notes issued to CureDuchenne (see note 3.2), the Company uses a decision tree/cumulative probabilities option pricing model. The notes have no fixed redemption scheme, and the conversion feature can be exercised any time prior to maturity. Assumptions are made on relevant factors such as the investor’s conversion strategy and the timing of a qualified financing in order to determine the fair value of the conversion feature. A 10% change in the probability assigned to the investor’s conversion strategy would increase the fair value of the option by a maximum of €23 thousand. A delay of one year in the Company’s assumed timing of a qualified financing would decrease the fair value of the conversion option by €11 thousand.

Intangible assets

As of September 30, 2014, the Company recorded patents and licenses with a net book value of €452 thousand. As of September 30, 2014, there were no changes to management’s assumptions used to determine the patent and licenses’ recoverable amount, which exceeds the carrying value of €452 thousand, and therefore no impairment is required.

Deferred revenue & License revenue

Upfront license fee payments received under the research and collaboration agreement with GSK were initially deferred and recognized based on the percentage of completion method, which required the Company to estimate the work performed to date as a proportion of the total work expected to be performed.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As a result of the termination of the research and collaboration agreement, the Company was released from any performance obligations and recorded €14.7 million license revenue in the first quarter of 2014. As of September 30, 2014, the Company’s deferred revenue balance totals €0.2 million of grants deferred (reference is made to note 17).

5. Seasonality of Operations

The Company’s financial results have varied substantially and are expected to continue to vary from quarter to quarter. The Company therefore believes that period to period comparisons should not be relied upon as indicative of future financial results.

6. Segment information

The Company operates in one reportable segment, which comprises the discovery and development of innovative, RNA-based therapeutics. The Management Board is identified as the chief operating decision maker. The Management Board reviews the consolidated operating results regularly to make decisions about resources and to assess overall performance.

The Company derived its revenues from a single party, GSK, under the research and collaboration agreement, an exclusive worldwide collaboration for the development and commercialization of RNA-based therapeutics for DMD. The agreement was terminated effective January 12, 2014.

7. Leasehold improvements and equipment

€ (‘000)	Leasehold improvements	Laboratory equipment	Office equipment	Construction in progress	Total
Period ended September 30, 2014
Opening net book amount	262	1,486	224	205	2,177
Additions	2	494	208	(166)	538
Depreciation charge	(27)	(611)	(114)	—	(752)

Closing net book amount	237	1,369	318	39	1,963
At September 30, 2014
Cost	355	4,966	998	39	6,357
Accumulated depreciation	(118)	(3,597)	(680)	—	(4,394)

Net book amount	237	1,369	318	39	1,963

Depreciation expense of €636 thousand for the nine months ended September 30, 2014 (nine months ended September 30, 2013: €599 thousand) has been charged to research and development expense. Depreciation expense of €116 thousand for the nine months ended September 30, 2014 (nine months ended September 30, 2013: €144 thousand) has been charged to general and administrative expense.

Construction in progress mainly comprises laboratory and computer equipment not ready for use as of September 30, 2014.

As of September 30, 2014, acquired laboratory equipment in the amount of €47 thousand was not yet paid for and accordingly not reflected in the consolidated statement of cash flows.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Intangible assets

€ (‘000)	Patents and licenses	Software	Total
Period ended September 30, 2014
Opening net book amount	522	236	758
Additions	—	604	604
Amortization charge	(70)	(146)	(216)

Closing net book amount	452	694	1,146

At September 30, 2014
Cost	939	1,336	2,275
Accumulated amortization and impairment	(487)	(642)	(1,129)

Net book amount	452	694	1,146

Amortization expense of €153 thousand for the nine months ended September 30, 2014 (nine months ended September 30, 2013: €120 thousand) has been charged to research and development expense. Amortization expense of €63 thousand for the nine months ended September 30, 2014 (nine months ended September 30, 2013: €54 thousand) has been charged to general and administrative expense.

As of September 30, 2014, acquired software in the amount of €139 thousand was not yet paid for and accordingly not reflected in the consolidated statement of cash flows.

9. Other financial assets

	September 30,	December 31,
€ (‘000)	2014	2013
Deposit for rental obligations	89	89
Restricted cash	—	200

Total	89	289

The restricted cash balance secured a bank loan until its repayment in full during the nine month period ended September 30, 2014. Refer to note 12 of the condensed consolidated financial statements for further detail.

10. Trade and other receivables

	September 30,	December 31,
€ (‘000)	2014	2013
Trade accounts receivable	2,495	1,298
Amounts to be invoiced to partners	—	2,380

Trade receivables	2,495	3,678
Value-added tax	478	351
Government and other grants to be received	170	30
Advances to personnel	35	—
Interest receivable on bank accounts	302	344
Other receivables	13	—

Total	3,493	4,403

As of September 30, 2014, trade receivables include an allowance related to the final settlement of the termination agreement with GSK. No other receivables were impaired or not performing. The carrying amount of the Company’s trade receivables are fully denominated in British pounds, while other receivables are fully denominated in Euros.

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Company does not hold any collateral as security.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On June 27, 2014, the Company was awarded a $200 thousand research grant from Parent Project Muscular Dystrophy (PPMD), a not-for-profit organization founded by parents of children with Duchenne and Becker muscular dystrophy. As of September 30, 2014, the PPMD grant proceeds are included in government and other grants to be received.

11. Prepayments

As of September 30, 2014, the Company has made prepayments to suppliers for (pre)clinical studies and drug substance for a total of €0.7 million and prepayments of €0.5 million on insurance fees.

12. Cash and cash equivalents

€ (‘000)	September 30, 2014	December 31, 2013
Cash at bank and on hand	9,124	9,119
Short-term bank deposits	52,860	73,113

Total	61,984	82,232

In 2006, the Company received a bank loan of €900 thousand from ABN Amro N.V. The loan was fully repaid as of September 30, 2014. Repayment of the loan has been included in the repayment of borrowings line in the cash flows from financing activities. Upon repayment of the loan, €200 thousand of cash that secured the loan and accordingly had been considered restricted and all cash and cash equivalents as of September 30, 2014 are at free disposal of the Company. As of December 31, 2013, the €200 thousand that secured the bank loan was considered restricted cash and recorded as a component of other financial assets. The remaining balance of cash and cash equivalents at December 31, 2013 was at the free disposal of the Company.

13. Equity

Class of shares and stated value	September 30, 2014	December 31, 2013
Common shares of €0.01	36,104,929	35,932,792

The par value as of September 30, 2014, is €0.01 per share (as of December 31, 2013: €0.01 per share). All issued shares are fully paid. Besides the minimum amount of share capital to be held under Dutch law, there are no distribution restrictions applicable to equity of the Company.

In the nine month period ended September 30, 2014, 172,137 shares were issued as a result of the exercise of vested options granted under the Company’s share-based compensation plans (refer to the Company’s annual consolidated financial statements for details of the plans). The related weighted average share price at the time of exercise was $9.60 per share.

14. Trade and other payables

€ (‘000)	September 30, 2014	December 31, 2013
Trade payables	3,194	1,910
Holiday payments and holiday rights	406	457
Social security and wage tax	684	246
Other liabilities	3,779	2,537

Total	8,063	5,150

Other liabilities

Other liabilities mainly consist of accruals for not yet billed services provided by vendors and miscellaneous liabilities.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Borrowings

€ (‘000)	September 30, 2014	December 31, 2013
Non-current
Bank borrowings	—	300
Other loans	8,577	7,330

Total non-current	8,577	7,630
Current
Bank borrowings	—	100
Finance lease liabilities	—	91

Total current	—	191
Total	8,577	7,821

On August 11, 2014 the Company entered into an agreement to sell unsecured convertible notes in the amount of up to €5 million to an affiliate of CureDuchenne, a non-profit organization. An initial note with a principal amount of €500 thousand was issued on September 22, 2014. The remaining notes will be issued if and when specified milestones are met. As of September 30, 2014 no additional notes were issued. The notes must be repaid on the earliest to occur of a change in control, twelve months from when the Company obtains regulatory approval of its first product candidate and June 30, 2019. CureDuchenne has the option, under specified conditions, to convert the notes prior to maturity into the Company’s ordinary shares with a maximum value of the notes’ principal and accumulated interest at a conversion price based on the Company’s share price at the time of conversion including a discount. CureDuchenne could have converted the outstanding note for approximately 32 thousand shares based on the Company’s share price at September 30, 2014. If certain specified conditions would have been met, CureDuchenne could have converted the outstanding note for a maximum of approximately 80 thousand shares based on the Company’s share price at the end of the third quarter of 2014.

The conversion option of the notes has been bifurcated and accounted for as a financial liability measured at fair value through profit and loss. The fair value of the embedded derivative is €61 thousand and is classified as Derivative financial instruments under Non-current liabilities as of September 30, 2014.

In the nine months ended September 30, 2014, the Company received loan installments amounting to €100 thousand from Agentschap NL as part of the innovation credit facility (Innovatiekrediet) of the Dutch Ministry of Economic Affairs. During 2013, the Company received a loan installment of €99 thousand from Agentschap NL, €500 thousand from the Duchenne Children’s Trust as an installment of a €1.5 million funding agreement for research and development at an interest rate that approximates the market interest rate, €250 thousand from Association Française contre les Myopathies as an installment of a €3.0 million funding agreement and €202 thousand from Everest International Pte Ltd as an installment of a €1.0 million funding agreement for research and development at below market interest rates.

In 2006, the Company received a bank loan of €900 thousand from ABN Amro N.V. The loan bore interest equal to Euribor plus 1.75% per year. The Company fully repaid the outstanding amount of €400 thousand in the nine month period ended September 30, 2014.

These condensed consolidated financial statements do not include all disclosures for borrowings that are required in the annual consolidated financial statements and should be read in conjunction with the Company’s annual consolidated financial statements for the period ended December 31, 2013.

16. Revenue and deferred revenue

From October 2009 to January 2014, the Company operated under an exclusive worldwide collaboration with GSK for the development and commercialization of RNA-based therapeutics for DMD, with GSK exclusively licensing worldwide rights to develop and commercialize drisapersen and obtaining an option to exclusively license PRO044 and other specified assets in the Company’s DMD portfolio. Under the research and collaboration agreement, GSK paid the Company a total of £41.5 million (€47.4 million) in upfront and milestone payments. Under the research and collaboration agreement, GSK was responsible for all costs of clinical development of drisapersen.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 12, 2014, the research and collaboration agreement was mutually terminated pursuant to a termination agreement, which terminated all intellectual property license grants as well as any rights arising under the research and collaboration agreement (other than rights to payments that accrued prior to termination of the collaboration). In addition, the termination agreement required GSK to transfer to the Company certain data and know-how, inventory, regulatory filings, clinical trial sponsorships, clinical study reports and material agreements relating to the development of the Company’s products.

Going forward, the Company will be solely responsible for the cost of developing and commercializing drisapersen and its other product candidates, which may have significant financial and operational implications.

The agreement to terminate the research and collaboration agreement released the Company from any performance obligations under the upfront payments already received from GSK. As a result, in the nine month period ended September 30, 2014, the Company recognized €14.5 million deferred license income. The release from any performance obligations also resulted in recognition of €0.2 million revenue related to other services delivered under the research and collaboration agreement with GSK. In the nine month period ended September 30, 2014, collaboration revenue was minimal due to the termination of the research and collaboration agreement.

In the nine month period ended September 30, 2013, an amount of €2,576 thousand of the initial upfront payment under the research and collaboration agreement with GSK was recognized as license revenue in the consolidated condensed income statement. In the nine month period ended September 30, 2013, the Company recognized revenue of €1,436 thousand related to other upfront payments under the research and collaboration agreement.

These condensed consolidated financial statements do not include all disclosures for revenue and deferred revenue that are required in the annual consolidated financial statements and should be read in conjunction with the Company’s annual consolidated financial statements for the period ended December 31, 2013.

17. Other income

The Company is part of two pan-European consortia, each of which has been awarded a Framework Programme 7 (FP7) research grant of €6 million from the European Commission to support the ongoing clinical study of PRO045 and the development of imaging biomarkers for Duchenne muscular dystrophy (DMD), respectively. The Company has also received a research grant from a private non-profit organization and governmental research grants. Grant proceeds are deferred and recognized in other income based on the percentage of completion method in the amount of €682 thousand in the nine months ended September 30, 2014 (for the nine months ended September 30, 2013: €180 thousand).

The Company has obtained certain loans made to support research and development that generally bear interest at a rate below the market interest rate, considered by the Company to be 12% over the last four years. The difference between fair value and the notional amount at inception is treated as a grant received for certain research performed by the Company and recognized in other income over the periods during which research and development expenses are incurred. The Company recognized other income of €9 thousand related to these loans in the nine months ended September 30, 2014 (for the nine months ended September 30, 2013: nil).

18. Research and development expense

Research and development expenses increased from €13.5 million to €19.2 million in the nine months ended September 30, 2013 and 2014, respectively. The increase is mainly due to the expansion of our development and regulatory activities, directly impacted by the termination of the research and collaboration agreement with GSK, as well as the costs of preparing for the regulatory filing and other costs for drisapersen, and the progressing of clinical studies of PRO044, PRO045 and PRO053.

19. General and administrative expense

General and administrative expense increased from €5.8 million to €7.6 million in the nine months ended September 30, 2013 and 2014, respectively. The increase is primarily due to share-based compensation and costs associated with operating as a public company in the period ended September 30, 2014 offset by expenses related to our initial public offering (IPO) in the same period in 2013.

On July 3, 2014 the Company filed a shelf registration statement (Form F-3) that provides the flexibility to raise up to $150 million in a primary offering if the Company chooses to do so. Costs incurred related to the Form F-3 in the period ended September 30, 2014 were recorded in the consolidated statement of comprehensive income in an amount of €231 thousand.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

20. Share-based Payments

Share-based compensation expenses of €1,370 thousand were recognized during the nine month period ended September 30, 2014 (for the nine month period ended September 30, 2013: €692 thousand). A total of 552,000 options were granted in the nine month period ended September 30, 2014. The exercise price of the options is the quoted share price at the time of grant. The Company used similar valuation assumptions, such as volatility, as used for previously granted options during the second half of 2013.

These condensed consolidated financial statements do not include all disclosures for share-based payments that are required in the annual consolidated financial statements and should be read in conjunction with the Company’s annual consolidated financial statements for the period ended December 31, 2013.

21. Loss per share

Basic

Basic loss per share is calculated by dividing the loss attributable to equity holders of the Company by the weighted average number of ordinary and preferred shares in issue during the year.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Loss attributable to equity holders of the Company in € (000)	(10,649)	(4,293)	(11,320)	(12,452)
Weighted average number of Common shares in issue	36,096,069	35,677,928	36,005,034	31,251,749

Diluted

Diluted earnings/(loss) per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. Due to the fact that the Company is loss making, all potential ordinary shares had an antidilutive effect if converted, and thus have been excluded from the computation of loss per share.

22. Income tax expense

No tax charge or income has been recognized in the nine month period ended September 30, 2014, or the corresponding period in 2013. The Company has a history of tax losses and expects to record a loss for the year ended December 31, 2014. Management’s judgment is that sufficient evidence is currently not available that future taxable profit will be available against which the unused tax losses or unused tax credits can be utilized by the fiscal unity, therefore a deferred tax asset is not recognized.

23. Related-party transactions

In the period ended September 30, 2014 and 2013, the Management Board was paid regular salaries and contributions to post-employment schemes. Additionally, members of the Supervisory Board received compensation for their services in the form of cash and of share-based compensation. No loans, advances or guarantees were made to Management Board or Supervisory Board members as of September 30, 2014 and 2013.

The condensed consolidated financial statements do not include all disclosures for related-party transactions that are required in the annual consolidated financial statements and should be read in conjunction with the Company’s annual consolidated financial statements for the period ended December 31, 2013.

PROSENSA HOLDING N.V.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

24. Contingent liabilities

In July 2014, the Company and certain of its managing directors and supervisory directors were named as defendants in Singh v. Schikan et al., a purported class action lawsuit filed in the U.S. District Court for the Southern District of New York. The complaint asserts claims under the federal securities laws on behalf of a professed class consisting of all those who purchased the Company’s ordinary shares pursuant and/or traceable to the registration statement used in connection with the Company’s IPO. The complaint alleges that the Company omitted and/or misstated certain facts in the registration statement concerning the Phase III trial of drisapersen that, as announced on September 20, 2013, did not meet its primary endpoint. The litigation is in its earliest stages, and the Company and the individual defendants intend to defend the action vigorously. The Company is not able at present to reasonably estimate potential losses, if any, in connection with the litigation, but an adverse resolution could have a material adverse effect on the Company’s financial position, results of operations and cash flows.

25. Events after the balance sheet date

No events occurred after the balance sheet date that would have had a material impact on the condensed consolidated financial statements of the Company.